AMENDMENTS TO THE AMENDED AND RESTATED BY-LAWS OF
TWEEDY, BROWNE FUND INC.


      RESOLVED, that in accordance with Article XIV of the Amended and Restated By-Laws, (the "By-Laws") of Tweedy,
Browne Company Inc. (the "Corporation"), Article I,
Section 2, and Article IX of the By-Laws are hereby amended to read as follows:

Article I

Section 2. Principal Executive Office. The principal executive office of the Corporation shall be at One
Station Place, Stamford, CT 06902.

Article IX

Fiscal Year Unless otherwise determined by the Board, the fiscal year of the Corporation shall end on the 31st day of March.


Approved:  March 28, 2013